Exhibit 10.2

LEASE MODIFICATION AGREEMENT

THIS LEASE MODIFICATION AGREEMENT (“Agreement”) is made and entered into effective the 10th day of January 2025, by Jel Wade Warehouse, LLC, a North Carolina limited liability company, (“Landlord”) and Off the Hook Yacht Sales, LLC, a NC limited liability company (“Tenant”).

RECITALS

WHEREAS Landlord and Tenant entered into a Lease Agreement dated September 4, 2024, (as amended and/or extended and/or assigned, the “Lease”) with respect to premises located at 1701 N. 5th Avenue, Ste A, Wilmington, North Carolina in the Building (the “Leased Premises”).

The current term of the Lease expires on March 31, 2025, and the Lease provides for month-to-month occupancy after the expiration of the Lease.

The Landlord and the Tenant have agreed to extend the Term of the Lease until March 31, 2030.

NOW, THEREFORE, in consideration of the promises set forth herein and other valuable consideration, the sufficiency of which is hereby acknowledged, Landlord and Tenant agree that Section 2 and Section 5 (c) of the Lease are modified as follows:

1.	Section 2 - TERM: The Term of the Lease shall be extended until March 31, 2030.

2.	Section 5(c) - RENT: Base Rent Adjustments - The monthly Base Rent for each lease year beginning April 1, 2025 and thereafter, including renewals or extensions, shall be increased over the monthly Base Rent payable in the previous lease year by the greater of (1) THREE (3.0%) PERCENT or (2) the percentage increase in the Consumer Price Index (Urban Wage Earners and Clerical Workers, (CURRENT SERIES), as published by the U. S. Bureau of Labor Statistics) (the “Index”) over the previous lease year. Such increase shall be computed by comparing the Index most recently available on the date thirty (30) days prior to the beginning of said lease year to the Index most recently available on the date thirty (30) days prior to the beginning of the previous lease year. If at any time, during the Term hereof, the Index ceases to be published, then a comparable index selected by Landlord shall be substituted, therefore. Landlord shall notify Tenant in writing of the new Base Rent at least thirty (30) days prior to the beginning of each lease year; provided, however, that failure of Landlord to give such notice shall not affect Tenant’s obligation to pay the new Base Rent hereunder.

3.	Confidentiality: Tenant covenants and agrees that the contents of this Agreement are strictly confidential between Landlord and Tenant and its employees, and that Tenant shall not disclose the contents hereof to any other person, firm or entity (except for Tenant’s attorneys, insurers, and accountants).

4.	Ratification. Except as hereinabove expressly modified, all other terms and conditions of the Lease shall remain in full force and effect and the same are hereby ratified, confirmed, and approved by the parties hereto. Defined terms in this Agreement shall have the meaning given them in the Lease.

5.	Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the respective heirs, assigns, legal representatives, and successors in interest of the respective parties hereto. Each party to this Agreement has had the benefit of or the opportunity to be represented by counsel, each party contributed materially to the negotiation and drafting of this Agreement, and accordingly, this Agreement shall not be construed for or against either party as the preparer of this Agreement.

7.	Execution. This Agreement may be executed in multiple counterparts, all of which when taken together shall constitute one and the same agreement. Facsimile transmitted copies of executed originals shall be deemed sufficient for all purposes.

WHEREFORE, the parties hereto have executed this Agreement as of the date first above written.

LANDLORD:

Jel Wade Warehouse, LLC

Signed:	/s/ Rich Lee
Name:	Rich Lee
Title:	Manager

TENANT:

Off the Hook Yacht Sales, LLC

Signed:	/s/ Jason Ruegg
Name:	Jason Ruegg
Title:	Manager